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                                                                   Exhibit 99.1

                           AFC Cable Systems Approves Offer
                           From Third Party To Acquire All of
                                Its Outstanding Shares

PROVIDENCE, R.I.--(BUSINESS WIRE)--August 30, 1999--AFC Cable Systems, Inc. (NASDAQ/AFCX) today announced that its Board of Directors has approved an offer from a third party to acquire all outstanding shares of AFC Cable Systems in a stock-for-stock merger. The AFC Cable Systems Board of Directors determined that the offer is a superior proposal to the one offered by Thomas & Betts Corporation, as defined in a January 27, 1999 Merger Agreement.

As required by the agreement, AFC Cable Systems has given notice of the superior proposal to Thomas & Betts. Thomas & Betts has notified AFC Cable Systems that it will not make a revised offer. AFC Cable Systems said it will terminate the agreement with Thomas & Betts.

Subject to negotiation of a definitive contract, AFC Cable Systems intends to enter into a merger agreement with the third party. The Company said the superior proposal values AFC Cable Systems stock at $45 per share on a stock-for-stock exchange.

AFC Cable Systems is a leading manufacturer of cost and labor saving electrical and communication products and systems used primarily in construction and renovation of nonresidential buildings.

Contact:

   AFC Cable Systems
   Jay W. Thomas or Robert Wheeler
   508/998-1131
   E-mail: Jthomas@afcmail.com
               or
   For media inquiries:
   Troy McCombs
   212/221-1616